ACME Communications Completes Sale of St. Louis and Portland Television Stations

Company Terminates Tender Offer and Issues Redemption Notices for Notes

SANTA ANA, Calif., March 21, 2003 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME) announced today that it has completed its sale of television stations KPLR-TV in St. Louis, Missouri and KWBP-TV in Portland, Oregon to subsidiaries of Tribune Company (NYSE:TRB).

In connection with the closing of the sale, the Company also announced that it has terminated its outstanding tender offers for its $175 million 10-7/8% Senior Discount Notes and its $71.634 million 12% Senior Secured Discount Notes. The Company has notified noteholders that it is redeeming all of its 10-7/8% Notes and $41.634 million of the 12% Notes. The Company has set the redemption dates for April 21, 2003.

The Company is in negotiations with the lenders of its senior credit facility, which was repaid in full today, to amend or restructure the facility. Until such amendment or restructure occurs, the current credit agreement does not allow for any further borrowings. The Company expects that it will amend, restructure or replace its senior credit facility during the second quarter of 2003.

About ACME Communications, Inc.

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WTVK-TV, Ft. Myers-Naples, FL; WBUI-TV, Champaign-Springfield-Decatur, IL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the inability to amend or refinance our senior credit facility, the possible adverse effects on the television industry in general, or the Company in particular, of the Iraqi conflict and the other risk factors set forth in the Company's 2001 Form 10-K filed with the SEC on April 1, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CONTACT:  ACME Communications, Inc.
          Tom Allen, Executive Vice President
           and Chief Financial Officer
          (714) 245-9499

          Brainerd Communicators, Inc.
          Chris Plunkett or Todd St. Onge
          (212) 986-6667